Filed Pursuant to Rule 433
Registration No. 333-196337

A final short form base shelf prospectus containing important information relating to the securities described in this document has been filed with the securities regulatory authority in the Province of British Columbia. A copy of the final short form base shelf prospectus, any amendment to the final short form base shelf prospectus and any applicable shelf prospectus supplement that has been filed, is required to be delivered with this document.

This document does not provide full disclosure of all material facts relating to the securities offered. Investors should read the final short form base shelf prospectus, any amendment and any applicable shelf prospectus supplement for disclosure of those facts, especially risk factors relating to the securities offered, before making an investment decision.

June 4, 2014

GOLDCORP INC.

Pricing Term Sheet

US$1,000,000,000 consisting of

US$550,000,000 3.625% Notes due 2021

US$450,000,000 5.450% Notes due 2044

US$550,000,000 3.625% Notes due 2021

Issuer:	Goldcorp Inc.

Format:	SEC Registered: Registration Statement No. 333-196337

Size:	US$550,000,000

Maturity Date:	June 9, 2021

Coupon:	3.625%

Yield:	3.646%

Spread to Benchmark Treasury:	+145 basis points

Benchmark Treasury:	2.000% due May 31, 2021

Benchmark Treasury Price; Yield:	98-23+; 2.196%

Interest Payment Dates:	Semi-annually on June 9 and December 9 of each year, commencing December 9, 2014.

Optional Redemption:	Make-whole call at T+25 basis points at any time prior to April 9, 2021. Callable at 100% at any time on or after April 9, 2021 (two months prior to the Maturity Date).

Price to Public:	99.871%

Net Proceeds to the Issuer (before expenses):	US$545,853,000

Trade Date:	June 4, 2014

Settlement Date:	June 9, 2014 (T+3)

Minimum Denominations:	US$2,000 x US$1,000

CUSIP/ISIN:	380956 AF9 / US380956AF94

Expected Ratings*:	INTENTIONALLY OMITTED

Joint Book-Running Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC CIBC World Markets Corp. Scotia Capital (USA) Inc. RBC Capital Markets, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. SMBC Nikko Securities Americas, Inc.

US$450,000,000 5.450% Notes due 2044

Issuer:	Goldcorp Inc.

Format:	SEC Registered: Registration Statement No. 333-196337

Size:	US$450,000,000

Maturity Date:	June 9, 2044

Coupon:	5.450%

Yield:	5.483%

Spread to Benchmark Treasury:	+205 basis points

Benchmark Treasury:	3.625% due February 15, 2044

Benchmark Treasury Price; Yield:	103-18; 3.433%

Interest Payment Dates:	Semi-annually on June 9 and December 9 of each year, commencing December 9, 2014.

Optional Redemption:	Make-whole call at T+35 basis points at any time prior to December 9, 2043. Callable at 100% at any time on or after December 9, 2043 (six months prior to the Maturity Date).

Price to Public:	99.517%

Net Proceeds to the Issuer (before expenses):	US$443,889,000

Trade Date:	June 4, 2014

Settlement Date:	June 9, 2014 (T+3)

Minimum Denominations:	US$2,000 x US$1,000

CUSIP/ISIN:	380956 AE2 / US380956AE20

Expected Ratings*:	INTENTIONALLY OMITTED

Joint Book-Running Managers:	HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC CIBC World Markets Corp. Scotia Capital (USA) Inc. RBC Capital Markets, LLC

Co-Managers:	Credit Suisse Securities (USA) LLC Mitsubishi UFJ Securities (USA), Inc. RBS Securities Inc. SMBC Nikko Securities Americas, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement if you request it by calling HSBC Securities (USA) Inc. at 1-866-811-8049 or Morgan Stanley & Co. LLC at 1-866-718-1649.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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